    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1996

                                                  REGISTRATION NO. 333-4198

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-3

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                          TRIGEN ENERGY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        Delaware                                13-3378939
(STATE OF INCORPORATION)              (IRS EMPLOYER IDENTIFICATION NO.)

                               ONE WATER STREET
                         WHITE PLAINS, NEW YORK 10601
                                (914-286-6600)
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                  REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

          EUGENE E. MURPHY, ESQ., VICE PRESIDENT AND GENERAL COUNSEL
                          TRIGEN ENERGY CORPORATION
                               ONE WATER STREET
                         WHITE PLAINS, NEW YORK 10601
                                (914-286-6611)

   (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                         CODE, OF AGENT FOR SERVICE)

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.
                               ---------------

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividends or interest reinvestment plans, please check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------
                                              PROPOSED      PROPOSED MAXIMUM
                                               MAXIMUM         AGGREGATE       AMOUNT OF
     TITLE OF SHARES        AMOUNT TO BE   AGGREGATE PRICE     OFFERING       REGISTRATION
     TO BE REGISTERED        REGISTERED     PER UNIT (1)       PRICE (1)          FEE
- ------------------------  --------------  ---------------  ----------------  --------------
Common Shares, par value
 $0.01 per share ........  201,267 shares      $20.00          $4,025,340       $1,387.94
- -------------------------------------------------------------------------------------------

   (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT



SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                                201,267 SHARES

                          TRIGEN ENERGY CORPORATION

                                 COMMON STOCK
                               ($.01 PAR VALUE)

   All of the 201,267 shares of Common Stock of Trigen Energy Corporation ("Trigen" or "the Company") offered hereunder (the "Shares") may be offered for sale from time to time by and for the account of certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders, but has agreed to bear certain expenses of registration of the Shares. See "Plan of Distribution."

   The Shares are listed on the New York Stock Exchange under the symbol "TGN." On April 22, 1996, the reported last price of the Company's common shares on the New York Stock Exchange was $20.00 per share.

   The Selling Stockholders from time to time may offer and sell the Shares through "brokers' transactions" (within the meaning of Section 4(4) of the Securities Act of 1933, as amended (the "Securities Act")), or in transactions directly with a "market maker" (as defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")). To the extent required, the names of any broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made in the manner set forth above.

   The Selling Stockholders and any broker-dealers who participate in a sale of the Shares by the Selling Stockholders may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act, and any profits realized by the Selling Stockholders and the compensation of any broker-dealers may be deemed to be underwriting discounts and discounts. However, the Selling Stockholders disclaim being underwriters under the Securities Act. See "Plan of Distribution" for indemnification arrangements among the Company and the Selling Stockholders.

   THERE ARE CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMPANY'S COMMON STOCK. SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF SUCH RISKS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                          CRIMINAL OFFENSE.

            The date of this Prospectus is June 7, 1996

                            AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington DC 20549, and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at the prescribed rates from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Such material can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005

   The Company has filed with the Commission a registration statement on Form S-3 (together with any amendments, the "Registration Statement") under the Securities Act, covering the Shares. This Prospectus, which is part of the Registration Statement, does not contain all of the information and undertakings included in the Registration Statement and reference is made to such Registration Statement, including exhibits, which may be inspected and copied as specified above. Statements contained in this Prospectus concerning the provisions of any document are not necessarily complete and, in each instance, each such statement is qualified in its entirety by such reference.

                   INCORPORATION OF DOCUMENTS BY REFERENCE

   The following documents have been filed by the Company (File No. 1-13264) with the SEC and are incorporated herein by reference:

   (1) The Company's Annual Report on Form 10-K for the year 1995; and

   (2) The Company's Registration Statement on Form 10 filed July 27, 1994, registering the Company's Common Stock under Section 12(b) of the Exchange Act.

   In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made pursuant to the Registration Statement shall be deemed to be incorporated by reference into and to be part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (not including exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for copies of such documents should be directed to the Office of the Secretary, Trigen Energy Corporation, One Water Street, White Plains, New York 10601, telephone (914) 286-6600.

                                 RISK FACTORS

   In addition to the other information contained in this Prospectus, prospective purchasers should carefully consider the following factors in evaluating an investment in the Company's Common Stock.

OPERATING RISKS

Possibility of Catastrophic Occurrences

   The occurrence of an explosion or fire at an energy production plant or pipeline could result in injury, loss of life, property damage, and damage to, or destruction of, the Company's facilities. In the past five years, the Company experienced one explosive pipeline rupture in Boston in 1993, which resulted in minimal damage. The Company attempts to construct or acquire facilities which minimize the possibility of such occurrences, and maintains insurance to protect against claims resulting from such events, but the Company's efforts may not be successful and insurance proceeds may be inadequate to satisfy any resulting claims.

Substantial Indebtedness

   At December 31, 1995 the Company's consolidated indebtedness aggregated $245 million, comprising 64.3% of the total capitalization (including short-term debt) of the Company. The Company has incurred most of this indebtedness at the subsidiary level to finance acquisition or construction. Most of such financing is secured by mortgages on, or pledges of, the assets and revenues of the relevant system. Such financing enables the Company to develop its systems with a limited equity investment, but distributions to the Company from its subsidiaries also may be limited by the financing agreements, increasing the risk that a reduction in cash flow could adversely affect the Company's ability to meet its obligations. This debt may also reduce the liquidity of the Company's interest in each system since transfers may be subject to the lender's lien and to restrictions in the relevant financing agreements. In the event of a default, the lenders generally could proceed against the collateral, which would typically include the plant, related contracts and the stock or partnership interests owned by the Company.

Service Disruptions

   The Company's operations are subject to possible failure of its pipelines, transmission lines, energy production equipment or other equipment or processes arising from man-made causes or natural catastrophe, which could reduce output or efficiency. In 1995, the terrorist bombing of a federal office building in Oklahoma City resulted in loss of revenues, damage to the distribution system serving that building and a fire at the central plant, all of which were covered by insurance. There was no other apparent damage to the distribution system. While the Company attempts to construct, acquire and maintain facilities with redundancies and back-up mechanisms, and maintains insurance to protect against certain of these operating risks, such precautions may not be adequate in all eventualities, and the proceeds of such insurance may be inadequate to finance repairs, replace lost revenues or cover damages.

Working Capital

   At December 31, 1994 and December 31, 1995, the Company had a working capital of $9.8 million and $282,000, respectively. The Company historically has maintained at certain times low or negative working capital levels as a result of its utilization of short-term indebtedness in the early stages of project development and acquisition. In the past, Trigen's parent, ELYO, S.A. ("ELYO" and collectively with its other subsidiaries the "ELYO Group"), has provided comfort letters and guarantees of certain Company short-term indebtedness. The Company currently has in place short term indebtedness without support by ELYO, but there can be no assurances that the Company will continue to obtain required short-term lending on its own or that ELYO will continue to provide such support.

Competition

   The principal competition the Company faces is from a wide variety of firms that sell products or services to end-users who choose to build and operate heating and cooling equipment on their own premises. These firms include suppliers of boilers and chillers and fuel suppliers (such as gas and electric utilities) which encourage use of equipment that use their products. In addition, local utilities are competing directly with the Company in Chicago and Baltimore through unregulated subsidiaries offering steam and/or cooling, and others may do so at additional locations. Most of these suppliers have greater financial resources than the Company. There are currently very few competing operators of community energy systems.

Seasonality and Dependence Upon Weather Patterns

   The Company's steam and hot water sales traditionally peak in the winter, and chilled water sales peak in the summer months. The Company's heating and cooling revenues may also be significantly affected by variations in weather patterns on a year-to-year basis. The Company maintains a line of credit to meet seasonal variations in its working capital requirements. Over the longer term the Company believes that income fluctuations will become less pronounced, particularly if it can meet its goal of increasing the proportion of electric and chilled water sales and energy services in its product mix. However, there is no assurance that these efforts will be successful.

REGULATORY AND ENVIRONMENTAL RISKS

Local Operating Authorizations

   Generally, the Company's ability to operate its community energy systems and cogeneration facilities is subject to local and municipal authorizations. The Company believes that it possesses all material local authorizations, but there can be no assurance that the Company will be able to obtain or retain all such authorizations and failure to do so could adversely affect its ability to operate and expand.

State and Local Regulation of Public Utilities

   Three of the Company's operating units (Baltimore, Philadelphia and Kansas
City) are currently subject to the rate and general jurisdiction of state regulatory agencies, which have broad authority to affect rates and terms of service, as well as many important business and financial functions of the utility systems. The Company's community energy system in St. Louis currently is exempt from such state regulation, although its rates and terms of service are approved by a not-for-profit corporation controlled by the City of St. Louis.

Environmental Regulation

   The Company's operations are subject to extensive federal, state, provincial and local environmental laws and regulations governing, among other matters, emissions into the air, the discharge of effluents, the use of water, fuel tank management and the storage, handling and disposal of hazardous or toxic materials (including the use of chlorofluorocarbons and other refrigerants, and the encapsulation or removal of asbestos insulation material). Compliance with these laws and regulations may require significant expenditures from time to time, and violations could result in administrative, civil or criminal action, including the assessment of economic penalties and amendment or revocation of permits, which could require a facility to expend significant additional sums or to reduce or suspend operations.

Changes in the Domestic Electric Industry

   The Company's current business and prospects in the domestic electric industry may be substantially affected by changes and prospective changes in regulation and business conditions in that industry. While management believes that some of these changes may be favorable for the Company, providing increased opportunities to compete including newly deregulated markets, there can be no assurance that the Company will not be negatively affected in this volatile environment.

Loss of Qualifying Facility Status

   The Public Utility Regulatory Policies Act of 1978 provides certain electric generating facilities ("Qualifying Facilities") broad exemptions from extensive business and financial regulation under the

Federal Power Act ("FPA"), and the Public Utility Holding Company Act of 1935 ("PUHCA"), and from state regulation as electric utilities. At this time the Company's four electric generating facilities that would otherwise be subject to such regulation have been certified as Qualifying Facilities. Loss of Qualifying Facility status could occur if, among other things, a facility failed to meet the efficiency and operating standards required for such status by the Federal Energy Regulatory Commission ("FERC") for a period of at least one calendar year. The Company believes that its facilities exceed the applicable efficiency and operating standards by substantial margins. Loss of Qualifying Facility status can also occur if more than 50% of the equity interests in a facility were owned, directly or indirectly, by an electric utility or utilities or an electric utility holding company or companies that are not exempt from PUHCA regulation, or any combination thereof. There can be no assurance that such companies will not in the future acquire sufficient Common Stock of the Company or equity securities of its significant Stockholders to exceed the applicable ownership limitation and cause a loss of Qualifying Facility status. In addition to subjecting the Company or some of its operations to restrictive regulations, loss of Qualifying Facility status might allow a purchaser under an electric sales agreement to change the contracted rate or to terminate the contract, trigger a default under one or more of the Company's financing agreements or cause other adverse effects which could be material.

Ownership by Non-exempt Electric Utility Holding Companies

   The Company could be subject to regulation under PUHCA if it were to become a subsidiary of an electric utility holding company that is not exempt from PUHCA regulation, and if no other sufficient exemption from PUHCA were available to the Company. Under PUHCA, a "holding company" of an "electric utility company" includes, among other things, any company that owns, controls, or holds with the power to vote, 10% or more of the outstanding voting securities of an electric utility or of a holding company of an electric utility. ELYO has an interest in one or more electric utilities outside the United States which presumptively would cause it and certain significant stockholders of ELYO to be holding companies under PUHCA. A FERC ruling has determined that neither the Company nor its non-U.S. owners are subject to regulation under PUHCA by virtue of these facts because they own no utility assets in the U.S. ELYO has covenanted in an agreement with the Company that neither ELYO nor its subsidiaries will engage in activities which may cause the Company or any of the Company's subsidiaries in the United States to be an electric utility company or an electric utility holding company, or a subsidiary of either, under federal, state or local law or regulations, without the written consent of the Company which shall not be unreasonably withheld. Nevertheless, the Company does not control the actions of ELYO or any of its significant stockholders. In addition, because the Common Stock of the Company and the equity securities of certain of its significant stockholders are publicly traded, significant direct or indirect interests in the Company could be acquired in the future by companies that by virtue of their other holdings are electric utility holding companies or own utility facilities in the United States. Therefore, there can be no assurance that the Company will not become a subsidiary of an electric utility holding company that is not exempt from PUHCA regulation.

PROJECT DEVELOPMENT; FUTURE CAPITAL NEEDS

   A principal means of growth for the Company is the development of new operating units, which may involve the use and expansion of existing pipelines or production facilities. Project development generally requires significant financing, and the Company's available cash flow may not be sufficient to satisfy the equity financing requirements. If additional funds are raised by issuing equity securities, significant dilution to existing stockholders may result. If financing is not available on acceptable terms, the Company may have to cancel or defer new projects. Therefore, there can be no assurance that the Company will succeed in developing new projects.

HOLDING COMPANY; RESTRICTIONS ON DIVIDENDS FROM SUBSIDIARIES

   The Company is a holding company with no operations separate from its subsidiaries. Its ability to pay dividends on the Common Stock, to service its outstanding indebtedness and other obligations, or to obtain additional funding for project development and expansion is dependent on the ability of its subsidiaries to make distributions to the Company. Agreements governing the long-term indebtedness of the Company and certain of its subsidiaries currently limit the amount of distributions that can be paid by the subsidiaries, thereby limiting the ability of the Company to pay cash dividends and other distributions or to obtain additional funding.

CONCENTRATION OF OWNERSHIP

   The ELYO Group owns of record, in the aggregate, approximately 53.3% of the outstanding Common Stock. Certain executive officers of the Company own approximately 14.0% of the outstanding Common Stock and have entered into a stockholders' agreement providing that they will vote their Common Stock as directed by the ELYO Group with respect to the election of directors and certain other significant corporate matters until August 1998. Accordingly, the ELYO Group has the ability to influence or control the election of the Company's Directors and to influence or control most of the Company's actions and is deemed to beneficially own approximately 65.2% of the Common Stock. Approximately 20% of the outstanding Common Stock is held by the Janus Fund Inc. This concentration of ownership may also have the effect of delaying or preventing a change of control of the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS

   The Company's Certificate of Incorporation and By-laws contain provisions which may delay, defer or prevent the change of control of the Company and make removal of management of the Company more difficult. Among other things, these provisions (i) divide the Board of Directors into three classes, (ii) provide that Directors may be removed only for cause and (iii) impose certain advance notice procedures on stockholders seeking to nominate individuals for election to the Board and limit the ability of stockholders to bring other business before meetings of the Company's stockholders. The Company is also authorized to issue preferred stock with rights senior to, or dilutive of, the rights of holders of Common Stock, without the necessity of approval of the stockholders.

FUTURE SALES OF COMMON STOCK BY HOLDERS

   Future sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. The Company has outstanding 11,493,819 shares of Common Stock as of April 18, 1996, of which the 3,200,000 shares sold pursuant to the initial public offering in 1994 are tradeable without restriction by persons other than "affiliates" of the Company. 7,507,972 shares of Common Stock held by ELYO's United States investment vehicle, Cofreth American Corporation ("CAC"), Compagnie Parisienne de Chauffage Urbain, S.A., an affiliate of CAC ("CPCU"), and certain members of management are subject to resale restrictions under the Securities Act of 1933 (the "Securities Act") and the regulations thereunder, and may not be sold in the absence of registration under the Securities Act or an exemption therefrom, including the exemptions contained in Rule 144 under the Securities Act. Pursuant to the Stockholders Agreement CAC, CPCU and certain management stockholders have certain rights to require the Company to register their shares of Common Stock for sale in a public offering. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock will have on the market price of the Common Stock prevailing from time to time.

                                 THE COMPANY

   Trigen develops, owns and operates community energy systems and cogeneration facilities at 13 locations in the United States and Canada. The Company believes that it is the leading commercial owner and operator of community energy systems in North America. Steam, hot water and/or chilled water are sold by the Company to over 1,500 customers, including colleges and universities, office buildings, hotels, government complexes, civic and cultural landmarks, housing complexes, industrial plants and hospitals. Cogenerated electricity produced by the Company is used by the Company in eight of its systems, and is sold to one steam customer and to local utilities in three communities. The Company currently has the capacity to produce the equivalent of 4,255 megawatts of energy, of which approximately 90.0% is steam or hot water, 4.1% is electricity and 5.9% is chilled water.

   A community energy system consists of a central production plant that distributes steam, hot water or chilled water, or both, to customer buildings through underground distribution pipes. Cogeneration is the conversion of a single fuel source into two useful energy products, such as steam and electricity, with a greater efficiency than is possible by producing the two products separately. At four of its facilities, the Company has expanded cogeneration to "trigeneration", which is the generation of steam or hot water, electricity and chilled water. Chilled water production by Trigen's patented trigeneration machines has saved up to 71% of the fuel used in conventional stand-alone chilled water production. In addition, Trigen incorporates in its systems innovative applications for standardized, modular equipment to improve productivity.

   The Company's revenues have increased from approximately $1 million in 1987 (its first full year of operation) to $198.7 million in 1995 through acquisition and internal growth. In December 1993 the Company acquired United Thermal Corporation ("UTC"), which operated steam-only energy systems in four communities. This acquisition (the "UTC Acquisition") more than doubled the Company's 1993 revenues on a pro forma basis. During 1995, the Company acquired a waste-to-energy community energy system serving the Province of Prince Edward Island in Canada and (through a limited partnership in which it has a 51% managing partner interest) the energy systems of Coor's Brewing Company ("CBC") and Coors Energy Company in Golden, Colorado. Gas transportation services are also provided to CBC and certain related companies pursuant to the acquisition agreements. In January 1996, the Company acquired Ewing Power Systems, Inc. ("EPS"), which assembles standardized modular compact steam turbine generators that serve as steam pressure reduction equipment while producing electricity.

   In March 1996, the Company's subsidiary, Trigen-Schuylkill Cogeneration, Inc. ("Trigen-Schuylkill"), acquired a one-third interest in Grays Ferry Cogeneration Partnership, a Pennsylvania single purpose partnership that will construct and operate a 150 megawatt ("MW") gas- or oil-fired combined cycle cogeneration facility, which Trigen-Schuylkill will operate as managing partner.

   The Company's principal executive offices are located at: One Water Street, White Plains, New York 10601, (914-286-6600).

                             SELLING STOCKHOLDERS

   Thomas Ewing is the former stockholder of EPS, and received his Shares in the acquisition of EPS by the Company in January 1996 (the "EPS Acquisition") in connection with which Mr. Ewing and the Company entered into a Shareholder's Agreement granting Mr. Ewing the rights to demand once in any 12-month period that the Company file a registration statement with the Commission to permit the sale of Common Stock owned by him, as well as piggyback rights with respect to other registration statements filed by the Company. John J. Ludwig terminated his position as Vice President, Operations of the Company effective April 15, 1996. Cogeneration Development Corporation is an S-corporation all of the outstanding stock of which is owned by Messrs. Murphy and Weiser, officers of the Company and Thomas R. Casten, the President and Chief Executive Officer of the Company. All other Selling Stockholders are directors and members of management of the Company. The following table provides the names and the number of Shares owned by each Selling Stockholder. Since the Selling Stockholders may sell all, some or none of their Shares, no estimate can be made of the aggregate number of Shares that are to be offered hereby or that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates.

   The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                                         BENEFICIAL
                                                         OWNERSHIP    MAXIMUM NUMBER     SHARES TO BE
   NAME OF                                               BEFORE THE     OF SHARES     BENEFICIALLY OWNED
BENEFICIAL OWNER          TITLE WITH THE COMPANY          OFFERING    OFFERED HEREBY   IF MAXIMUM SOLD
- ------------------  ---------------------------------  ------------  --------------  ------------------
George F. Keane     Chairman of the Board                  28,725(1)      20,000(2)          8,725

Richard E. Kessel   Executive Vice President,              12,118         10,000(2)          2,118
                     Chief Operating Officer

John J. Ludwig      Former Vice President, Operations      26,132         25,000(2)          1,132

Jean M. Malahieude  Vice President, Engineering            12,000(3)      12,000               -0-

Eugene E. Murphy    Vice President, General Counsel       203,212(4)      15,000(2)        148,945

Michael Weiser      Vice President, Development           399,376(4)      61,500(2)        298,609

Steven Smith        President, Trigen-Philadelphia          3,735          3,500(2)            235
                     Energy Corporation

Richard Strong      President, Trigen-Boston Energy         5,243          5,000(2)            243
                     Corporation

Thomas Ewing        President, EPS                         51,848         10,000            41,848
Cogeneration                                               39,267         39,267(5)            -0-
 Development
 Corporation

- ----------
(1) Includes 25,000 Shares held by the Keane Family Trust, of which Mr. Keane is trustee and 3,725 shares held by his wife.

(2) Shares being registered to facilitate sales by the shareholder if necessary to meet obligations under loans incurred or to be incurred in connection with the acquisition of shares.

(3)    Shares held jointly with his wife.

(4) Includes 39,267 shares owned by Cogeneration Development Corporation (an S-corporation of which he is a shareholder and director) which are included in this registration.

(5)    Shares contributed by Messrs. Casten, Weiser and Murphy.

                               USE OF PROCEEDS

   The Company will not receive any of the proceeds from the sale of the Shares, all of which will be received by the Selling Stockholders.

                             PLAN OF DISTRIBUTION

   The Shares may be sold from time to time by the Selling Stockholders on the New York Stock Exchange or any national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, through negotiated transactions or otherwise. All Selling Shareholders other than Messrs. Malahieude and Ewing have advised the Company that their shares are being registered to enable them to sell shares under applicable securities laws if necessary to meet their obligations under loans incurred or to be incurred in connection with the acquisition of shares. The Shares will be sold at prices and on terms then prevailing, at prices related to the then current market price or at negotiated prices. The Selling Stockholders may effect sales of the Shares through "brokers' transactions" (within the meaning of Section 4(4) of the Securities Act) or in transactions directly with a "market maker" (as defined in Section 3(a)(38) of the Exchange Act). Upon the Company being notified by any Selling Stockholder that a material arrangement has been entered into with a broker or dealer for the sale of Shares, a Prospectus Supplement will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer, (b) the number of Shares involved, (c) the price at which Shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (e) other facts material to the transaction. In effecting sales, broker-dealers engaged by any Selling Stockholder and/or the purchasers of the Shares may arrange for other broker-dealers to participate. Broker-dealers will receive commissions, concessions or discounts from the Selling Stockholders and/or the purchasers of the Shares in amounts to be negotiated prior to the sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. As of the date of this Prospectus, there are no selling arrangements between the Selling Stockholders and any broker or dealer.

   In offering the Shares covered by this Prospectus, the Selling Stockholders and any broker-dealers who participate in a sale of the Shares by the Selling Stockholders may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act, and any profits realized by the Selling Stockholders and the compensation of any broker-dealers may be deemed to be underwriting discounts and commissions. However, the Selling Stockholders disclaim being underwriters under the Securities Act.

   The Company has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the Shares. The Company has agreed to use its best efforts to keep the Registration Statement current and effective through October 26, 1997, with certain exceptions.

   The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company will bear the costs of registering the Shares under the Securities Act, including the registration fee under the Securities Act, certain legal and accounting fees and any printing fees. The Selling Stockholders will bear all other expenses in connection with this offering, including brokerage fees and the fees and disbursements of counsel representing the Selling Stockholders.

   The Company and the Selling Stockholders have agreed to indemnify each other and certain other related parties for certain liabilities in connection with the registration of the Shares.

                                LEGAL MATTERS

   The validity of the Common Stock and certain other legal matters in connection with the Offering will be passed upon for the Company by Eugene E. Murphy, Vice President and General Counsel of the Company. Mr. Murphy is a Selling Stockholder and owns, as of the date of this Prospectus, 203,212 shares.

                                   EXPERTS

   The financial statements and financial statement schedules of the Company as of December 31, 1994 and 1995 and for each of the years in the three-year period ending December 31, 1995 have been incorporated by reference herein and in the registration statement of which this Prospectus forms a part in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The financial statements of UTC as of November 30, 1993 and for the eleven months ended November 30, 1993 have been incorporated by reference herein and have been audited by Ernst & Young, independent auditors, as stated in their report incorporated herein by reference, and have been so included in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing.

   NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                              TABLE OF CONTENTS

                                              PAGE
                                           --------
Available Information ....................     2
Incorporation of Certain Documents by
 Reference ...............................     2
Risk Factors .............................     3
The Company ..............................     6
Selling Stockholders .....................     7
Use of Proceeds ..........................     8
Plan of Distribution .....................     8
Legal Matters ............................     9
Experts ..................................     9

                                201,267 SHARES

                                TRIGEN ENERGY
                                 CORPORATION

                                 COMMON STOCK

                                  PROSPECTUS

                                 June 7, 1996

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee  .........   $ 1,387.94
Legal Fees and Expenses ......................................   $ 5,000.00*
Accounting Fees and Expenses .................................   $ 4,000.00*
Blue Sky Fees and Expenses (including legal fees and
 expenses) ...................................................   $ 2,500.00*
Miscellaneous ................................................   $ 2,500.00*
                                                                 ------------
  Total ......................................................   $15,387.94*
                                                                 ============
- ---------------
* Estimated.

   All of the above items, except for the registration fee, are estimates. The Selling Stockholders will not bear any of the expenses set forth above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   A summary description relating to the indemnification of directors and officers of the Company is included in Part II of the Registration Statement on Form S-1 filed with the Commission effective August 12, 1995 (Registration Statement No. 33-80410). The Company currently extends indemnification to all its officers.

ITEM 16. EXHIBITS

   EXHIBIT
   NUMBER                                          DESCRIPTION
- -----------  -------------------------------------------------------------------------------------
2.1*         Stock Purchase Agreement between Thomas Ewing and the Company dated January 17, 1996

2.2**        Shareholder's Agreement between Thomas Ewing and the Company dated January 17, 1996
             (Exhibit 9.2 to the Company's Annual Report on Form 10-K for the year ended December
             31, 1995.)

4.1**        Restated Certificate of Incorporation of the Company (Exhibit 4.1 to the Company's
             Annual Report on Form 10-K for the year ended December 31, 1995).

4.2**        By-Laws of the Company, as amended (Exhibit 4.2 to the Company's Annual Report on
             Form 10-K for the year ended December 31, 1995).

5.1*         Opinion of Eugene E. Murphy, Esq. as to the legality of the Common Stock to be registered.

23.1*        Consent of Eugene E. Murphy, Esq. (included in Exhibit 5.1).

23.2*        Consent of KPMG Peat Marwick LLP

23.3*        Consent of Ernst & Young LLP

24.1*        Power of Attorney (included on page II-3).

- ------------
    *  Filed herewith.

   **  Incorporated by reference to the indicated exhibit to a prior filing.

ITEM 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration
Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that the undertakings set forth in paragraphs (i) and
    (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of the chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to insure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by
Section 10(a)(3) of the Securities Act or Rule 3-19 of the chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on the 26th day of April, 1996.

                                          TRIGEN ENERGY CORPORATION
                                          By: /s/ Thomas R. Casten
                                          -----------------------------------
                                             Thomas R. Casten, President and
                                             Chief Executive Officer

                              POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas R. Casten and Richard E. Kessel, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 26th day of April, 1996.

        SIGNATURE                               TITLE
        ---------                               -----
/s/ Thomas R. Casten              Director, President and Chief Executive
 --------------------------       Officer (Principal Executive Officer)
    Thomas R. Casten

/s/ David H. Kelly                Vice President-Finance, Chief Financial
 --------------------------       Officer
    David H. Kelly

/s/ Daniel J. Samela              Controller (Principal Accounting
 --------------------------       Officer)
    Daniel J. Samela

/s/ Richard E. Kessel             Director, Executive Vice President,
 --------------------------       Chief Operating Officer
    Richard E. Kessel

/s/ George F. Keane               Director and Chairman of the Board
 --------------------------
    George F. Keane

        SIGNATURE                               TITLE
        ---------                               -----
/s/ Dominique Mangin d'Ouince          Director
 --------------------------------
    Dominique Mangin d'Ouince

/s/ Patrick Desnos                     Director
 --------------------------------
    Patrick Desnos

/s/ Michel Bleitrach                   Director
 --------------------------------
    Michel Bleitrach

/s/ Francois Faessel                   Director
 --------------------------------
    Francois Faessel

/s/ Michel Cassou                      Director
 --------------------------------
    Michel Cassou

/s/ Charles E. Bayless                 Director
 --------------------------------
    Charles E. Bayless

/s/ Jonathan O'Herron                  Director
 --------------------------------
    Jonathan O'Herron

                              INDEX TO EXHIBITS

   EXHIBIT                                                                              SEQUENTIAL
   NUMBER                                   DESCRIPTION                                  PAGE NO.
- -----------  -----------------------------------------------------------------------  -------------
2.1*         Stock Purchase Agreement between Thomas Ewing and the Company dated
             January 17, 1996

2.2**        Shareholder's Agreement between Thomas Ewing and the Company dated
             January 17, 1996 (Exhibit 9.2 to the Company's Annual Report on Form
             10-K for the year ended December 31, 1995).

4.1** Restated Certificate of Incorporation of the Company (Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended December
             31, 1995).

4.2**        By-Laws of the Company, as amended (Exhibit 4.2 to the Company's Annual
             Report on Form 10-K for the year ended December 31, 1995).

5.1*         Opinion of Eugene E. Murphy, Esq. as to the legality of the Common
             Stock to be registered.

23.1*        Consent of Eugene E. Murphy, Esq. (included in Exhibit 5.1).

23.2*        Consent of KPMG Peat Marwick LLP

23.3*        Consent of Ernst & Young LLP

24.1*        Power of Attorney (included on page II-3).

- ------------

    *  Filed herewith.

   **  Incorporated by reference to the indicated exhibit to a prior filing.